Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN

OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT FILED WITH THE COMMISSION.

THE OMITTED PORTIONS ARE INDICATED BY [**].

UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as March 17, 2011, (the “Award Date”), is by and between Stephen Schultz (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive a restricted stock unit award, on the following terms and conditions:

Section 1. Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) of 2,000 restricted stock units (the “Units”), each Unit representing the right to receive up to two shares of the Company’s common stock as provided in Section 4 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

Section 2. No Rights as a Stockholder. The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

Section 3. Vesting; Effect of Date of Termination. The Participant’s Units will vest on March 1, 2015 (the “Vesting Date”); provided that the Participant’s Date of Termination has not occurred before the Vesting Date. If the Participant’s Date of Termination occurs for any reason before the Vesting Date, the Participant’s Units will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)	If the Participant’s Date of Termination occurs before the Vesting Date by reason of the Participant’s death or Permanent and Total Disability (as defined below), a Pro Rata Portion of the Units will then become vested as of the Participant’s Date of Termination. As used herein, the “Pro Rata Portion” of the Units shall be determined by multiplying the total number of Units subject to this Agreement by a fraction, the numerator of which shall be the number of whole months elapsed from the Award Date to the Date of Termination, and the denominator of which shall be the number of whole months between the Award Date and the Vesting Date.

(b)	If a Change of Control occurs after the Award Date and prior to both the Vesting Date and the Participant’s Date of Termination, then (i) 50% of the Units subject to this Agreement will then become fully vested as of the date of such event; and (ii) the portion of the Units that does not vest in accordance with the preceding clause (i) shall be subject to the vesting provisions of this Agreement without regard to the acceleration of vesting under clause (i).

(c)	If a Change of Control occurs after the Award Date and prior to both the Vesting Date and the Participant’s Date of Termination and, during the two-year period following the date of such Change of Control, the Participant’s Date of Termination occurs by reason of involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason (as defined below), the Units that have not otherwise vested under this Agreement will be fully vested as of the Participant’s Date of Termination.

(d)	If the Participant’s Date of Termination occurs during an Anticipated Change of Control and before the Vesting Date by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and a Change of Control then occurs within two years following the Participant’s Date of Termination, the number of shares (subject to paragraph 5.2(f) of the Plan) that would have been issuable in settlement of the Units that were forfeited on the Date of Termination had those Units been vested on the Date of Termination (such number of shares determined in accordance with paragraph 4(c) below) shall be granted to the Participant on a fully vested basis as of the date of the Change of Control (but in no event later than March 15 of the year following the calendar year in which the Change of Control occurs).

(e)	For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(f)	For purposes of this Agreement, “Good Reason” shall mean: (i) any material breach by the Company of this Agreement or of any employment agreement with the Participant without Participant’s written consent, (ii) any material reduction, without the Participant’s written consent, in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause (ii), neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart nor (C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control or a supervisor of equivalent responsibility and authority; or (iii) without Participant’s written consent: (A) a material reduction in the Participant’s base salary, (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control, or (C) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change in Control. For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

Section 4. Number of Shares to be Received. The number of shares of Stock that the Participant will be entitled to receive in settlement of each Unit upon its vesting will be determined as follows:

(a)	Each calendar year beginning with the year ending December 31, 2011 and ending with the year ending December 31, 2014 will be considered a performance period for purposes of this Award. As of the end of each performance period, the number of shares of Stock to be issued in settlement of 25% of the number of Units subject to this Agreement (the “Share Settlement Amount”) will be determined and fixed by multiplying 25% of the Units by the Share Adjustment Factor (defined below).

(b)	The Share Adjustment Factor for any performance period is the sum of the EBIT Adjustment Factor and the Sales Adjustment Factor, each as defined in this paragraph. The EBIT Adjustment Factor for any performance period is the multiple (calculated to two decimal places) determined by comparing EBIT[1] for ORS Nasco Inc. for that performance period to the EBIT threshold, target and maximum amounts for that performance period as established by the Committee, as described in Appendix A to this Agreement. The Sales Adjustment Factor for any performance period is the

[1]	For purposes of this Agreement, “EBIT” for any performance period means earnings before interest and taxes for ORS Nasco Inc. for that performance period, is calculated as total gross margin less total operating expenses, and will be derived from the diluted earnings per share as reported in the Company’s audited financial statements for the performance period and adjusted for the same items used in adjusting Net Income results for the United Stationers Management Incentive Plan purposes. The calculation of EBIT shall exclude the impacts of any intercompany sales and any acquisition accounting items, including amortization of intangible assets, depreciation expenses associated with any fixed asset step up to fair value and impact of any inventory step up to fair value.

multiple (calculated to two decimal places) determined by comparing Sales[2] for ORS Nasco Inc. for that performance period to the Sales threshold, target and maximum amounts for that performance period as established by the Committee, as described in Appendix A to this Agreement. The target EBIT and Sales amounts for ORS Nasco Inc. for each performance period are set forth in Appendix A.

(c)	If any Units vest before the Vesting Date pursuant to paragraphs 3(a), (b) or (c), then for each performance period that has been completed prior to such vesting event, the applicable Settlement Share Amount determined for that performance period will be utilized. To the extent the number of Units that vest pursuant to Paragraphs 3(a), (b) or (c) exceeds the number of Units for which Settlement Share Amounts have been determined pursuant to Paragraphs 4(a) and (b), the number of shares of Stock to be issued in settlement of such additional Units will be determined by multiplying such number of additional Units by the Share Adjustment Factor for the last completed performance period (or by 1 if no performance period has been completed at that time).

Section 5. Settlement of Units. After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than March 15 of the year following the calendar year in which such Units vest, cause to be issued to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, shares of Stock in payment and settlement of such vested Units in the amount determined in accordance with Section 4. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of such vested Units. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein.

Section 6. Tax Matters.

(a)	The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units vest and are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (A) through a cash payment by the Participant, (B) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (B) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (B) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (C) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (C) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (D) any combination of (A), (B) and (C); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

(b)	The Award evidenced by this Agreement and the issuance of shares of Stock in settlement of vested Units is not intended to provide and does not provide for the deferral of compensation within the meaning of Section 409A of the Code. The Participant shall have no power to affect the timing of such settlement.

Section 7. Compliance with Laws. Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any certificates for shares of Stock if at any time the Company determines that the listing,

[2]	For purposes of this Agreement, “Sales” for any performance period means [net sales for ORS Nasco Inc. for that performance period. The calculation of Sales shall exclude the impacts of any intercompany sales].

registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

Section 8. No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

Section 9. Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant's interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

Section 10. Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

Section 11. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

Section 12. Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

Section 13. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

Section 14. Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours, UNITED STATIONERS INC.

By:	/s/ Frederick B. Hegi, Jr.
Frederick B. Hegi, Jr. Chairman of the Board

Appendix A

Determination of Share Adjustment Factor

For any performance period, the Share Adjustment Factor shall be determined in accordance with Section 4(b) of the Restricted Stock Unit Award Agreement by adding the EBIT Adjustment Factor and the Sales Adjustment Factor derived from the following table:

ORS Nasco, Inc. EBIT for the Applicable Performance Period	EBIT Adjustment Factor (1)	ORS Nasco, Inc. Sales for the Applicable Performance Period	Sales Adjustment Factor (1)
Lower of 85% of Target EBIT or prior year’s actual EBIT (Threshold) (2)	0	Lower of 85% of Target Sales or prior year’s actual Sales (Threshold) (2)	0

Target EBIT	0.50	Target Sales	0.50

130% of Target EBIT (Maximum)	1.00	130% of Target Sales (Maximum)	1.00

(1)	If ORS Nasco, Inc. EBIT or Sales for the applicable performance period is between Threshold and Target EBIT or Sales, or between Target and Maximum EBIT or Sales, the applicable EBIT Adjustment Factor and Sales Adjustment Factor will be determined by linear interpolation between the applicable EBIT Adjustment Factors and Sales Adjustment factors shown in the table.
(2)	Threshold performance for purposes of the EBIT Adjustment Factor will be the lower of 85% of target EBIT or the prior year’s actual EBIT, and Threshold performance for purposes of the Sales Adjustment Factor will be will be the lower of 85% of target Sales or the prior year’s actual Sales.

Target ORS Nasco, Inc. EBIT and Sales for Each Performance Period

Year Ending	Target ORS Nasco, Inc. EBIT			Target ORS Nasco, Inc. Sales
December 31, 2011	$	[**	]	$	[**	]

December 31, 2012	$	[**	]	$	[**	]

December 31, 2013	$	[**	]	$	[**	]

December 31, 2014	$	[**	]	$	[**	]